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EXHIBIT 10.31

NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                    Joint Collaboration and License Agreement

         This Agreement (this "Agreement") is made this 20th day of September 2001 by and between Princeton Video Image, Inc. ("PVI") and Cablevision Systems Corporation ("Cablevision") (PVI and Cablevision, collectively, "we" or "us").

         We agree to collaborate to develop technology, including the computer hardware, software and documentation, television set-top box interfaces, equipment and related technology, to create virtual, in-content, interactive and targeted advertising and enhancement products for downstream real-time insertion of images into video at multiple distribution locations including, without limitation, via a cable head-end, a satellite uplink facility, a neighborhood distribution site, at individual homes, or individual receivers within a home (such collaboration hereinafter referred to as the "Project(s)"). The Project's primary goal will be to create such virtual, in-content, interactive and targeted advertising and enhancement products specifically for use with television distribution (the "Primary Goal").

         We further agree to collaborate to develop additional products and applications relating to or flowing from the Project including, without limitation, (i) instant replay and virtual camera angle applications similar to the application and function of EyeVision, (ii) enhancements to provide viewer control of actual or virtual camera angles, (iii) improvements to delivery of multiple camera angles to set top boxes, and (iv) other products and applications as may be mutually agreed upon (such additional collaboration hereinafter referred to as the "Additional Project(s)"). With regard to PVI's existing relationship with Revolution Co., LLC, PVI shall use its reasonable efforts to obtain all necessary rights and permissions from Revolution Co., LLC [CONFIDENTIAL TREATMENT REQUESTED] in support of and for use in connection with the Additional Projects.

         We agree that the following terms shall govern our collaboration:
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Definitions                Capitalized terms herein not otherwise defined shall
                           have the meanings described under the L-VIS System License Agreement dated February 4, 2001 between the parties (the "L-VIS Agreement").

                           "Content Provider" shall mean an entity owning or controlling video programming content.

                           "Network" shall mean a broadcast channel for the dissemination of video programming content through a television system, cable system, satellite system or other such similar broadcasting system.

                           "Net Revenues" means Revenues received, net of any payments Cablevision or its Licensed Affiliate makes to non-Affiliate Networks or Content Providers to obtain rights to insert Electronic Images in order to obtain Revenue, provided that only Revenues obtained for actual insertion of Electronic Images shall be included, and that any other ancillary revenues, including, without limitation, revenues related to "e-Commerce" or "T-Commerce" transactions, shall be excluded.

                           "System Operator" shall mean an entity providing a system for distributing Networks to end users, such as the Cablevision cable distribution system.

Collaboration              We will agree upon the specifics of our
                           collaboration, such as the stated goals, activities, time lines, testing and benchmarks where we will each commit to devote resources and personnel reasonably available to us in a manner to be determined to accomplish the goals of the collaboration. We will negotiate and agree upon our respective commitment of assets and resources to the collaboration.

Cross-Licenses             Each of us hereby grants to the other non-exclusive
                           licenses of intellectual property we own or control to the extent necessary and appropriate to the advancement and commercialization of the Project and Additional Projects.

License to PVI             Cablevision hereby grants to PVI the exclusive
                           perpetual
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                           worldwide [CONFIDENTIAL TREATMENT REQUESTED] right to
                           use, sublicense or otherwise commercialize, for all purposes, any technology and intellectual property rights jointly developed under or as part of the Project and Additional Projects, which Cablevision jointly owns and controls with PVI, subject to retained rights.

                           Cablevision hereby further grants to PVI a non-exclusive perpetual worldwide [CONFIDENTIAL TREATMENT REQUESTED] right to use, sublicense or otherwise commercialize any technology and intellectual property which Cablevision solely owns or controls, to the extent necessary to allow PVI to exploit the Projects and Additional Projects developed in collaboration with Cablevision.

License to                 PVI hereby grants to Cablevision and each of its
Cablevision                Licensed Affiliates the non-exclusive perpetual
                           worldwide right to make, have made, use, and have supplied products and services that use, any technology, intellectual property and products developed in collaboration with Cablevision under or as part of the Project and Additional Projects, which PVI owns or controls solely or jointly with Cablevision, or which PVI is otherwise entitled to license or sublicense, upon terms described below.

                           Unless otherwise specifically agreed, licenses to technology and intellectual property developed under or as part of, and products emanating from, the Project or Additional Projects, and not directly relating to the Primary Goal, [CONFIDENTIAL TREATMENT REQUESTED].

                           Unless agreed to by PVI in advance, in writing, or otherwise permitted in accordance with the other terms of this Agreement, Cablevision and its Licensed Affiliates shall not: (i) sublicense, lease, sell, assign, rent or otherwise transfer to others, otherwise dispose of, rights granted hereunder to use technology licensed by PVI; or (ii) transfer, assign, relicense or otherwise dispose of such license rights under this Agreement.

                           Technology and intellectual property developed under or as part of, and products emanating from, the Project or Additional Projects, relating to the Primary Goal, are hereby licensed upon the following terms:
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                           With respect to Cablevision's and its Licensed
                           Affiliates' rights as a System Operator where Cablevision or its Licensed Affiliate performs downstream insertion of Electronic Images into programming content owned or controlled by any rightsholders (whether or not Affiliates of Cablevision) the following terms shall apply:

                           (1) Cablevision and its Licensed Affiliates shall pay PVI the royalty or revenue sharing rate set forth below multiplied by the amount of Net Revenues.

                           (2) Cablevision and its Licensed Affiliates will have an initial 6-month grace period to use licensed technology for promotion of Cablevision and/or its Licensed Affiliates, before royalty obligations commence. The initial 6-month grace period shall commence, with respect to each product, from the time such product is first used by Cablevision or a Licensed Affiliate.

                           (3) Subsequently, Cablevision shall have a perpetual [CONFIDENTIAL TREATMENT REQUESTED] right to use up to 25% of Electronic Image avails (rounded up to the nearest whole avail) for the benefit of Cablevision and/or its Licensed Affiliates.

                           (4) PVI may not charge (and agrees to waive, if it charges generally) [CONFIDENTIAL TREATMENT REQUESTED], to any Network or Content Provider for the delivery of enabled programming content to Cablevision or its Licensed Affiliates for downstream insertion of Electronic Images.

                           (5) At the request of Cablevision or any of its Licensed Affiliates, PVI shall convey a [CONFIDENTIAL TREATMENT REQUESTED] perpetual non-exclusive license to any Network or Content Provider solely for the delivery of enabled programming content to Cablevision or its Licensed Affiliates for downstream insertion of Electronic Images.

                           (6)      [CONFIDENTIAL TREATMENT REQUESTED].
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                           With respect to Cablevision's and its Licensed
                           Affiliates' rights as a Content Provider or Network, where Cablevision or its Licensed Affiliate enables programming content for downstream insertion of Electronic Images by a System Operator (whether or not an Affiliate of Cablevision):

                           (1) PVI will provide all necessary equipment requested by Cablevision or any of the Licensed Affiliates at [CONFIDENTIAL TREATMENT REQUESTED].

                           (2) PVI will provide any requested services to enable programming content [CONFIDENTIAL TREATMENT REQUESTED].

                           (3) PVI shall not charge any System Operator a higher royalty or other fee for Electronic Image insertion based on the fact that Cablevision or its Licensed Affiliate is the Content Provider or Network being distributed over such System Operator's system than it charges for such insertion with respect to any other Content Provider or Network distributed over such system. [CONFIDENTIAL TREATMENT REQUESTED].


Royalty rate               The royalty or revenue sharing rate shall be

                           [CONFIDENTIAL TREATMENT REQUESTED]

                           Revenue from insertion of Electronic Images by Cablevision or its Licensed Affiliates under the L-VIS Agreement and under the joint collaboration and licensing agreement contemplated hereby shall count towards the amount of cumulative Revenues above, as well as under the L-VIS Agreement.

                           Any license fees prepaid under Section 3.1 of the
                           L-VIS System License Agreement shall be creditable
                           against equipment costs, services costs, royalties,
                           and other monetary obligations incurred as set forth
                           herein.
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Limitation of              For the purposes hereof, the definition of Licensed
Licensed                   Affiliate shall not include any entity, in its role
System Operator            as System Operator, that Cablevision acquires, if,
Affiliates                 after giving effect to such acquisition and together
                           with all prior acquisitions of such entities after the date of the definitive agreement, such acquisition adds a net total of more than 10 million acquired subscribers (after discounting for any subscribers sold).

Inventions                 Each party (including the Licensed Affiliates) will
                           own intellectual property developed by its own employees. Intellectual property developed jointly will be owned jointly. Cablevision and PVI will coordinate patent prosecution and maintenance of joint inventions with the related technology owned independently. All inventions and joint inventions are cross-licensed as provided above.

We agree that the collaboration, licenses and all other terms and conditions governing our relationship and the Project will be embodied in one or more additional mutually acceptable definitive agreements or other documents with other reasonable and customary terms and conditions similar to those contained in the L-VIS Agreement, to the extent we agree that terms and conditions of the L-VIS Agreement would be applicable. We agree to negotiate in good faith and with reasonable diligence to implement such agreements and documents as may be reasonably appropriate from time to time. Nevertheless, this Agreement constitutes our binding agreement with respect to its subject matter and may be enforced by either of us unless and until we sign another agreement that, by its express terms, supercedes or supplements this Agreement. The licenses and commitments described in this Agreement shall be enforceable whether or not any additional agreements are executed by us.


ACCEPTED AND AGREED TO AS OF THE 20th DAY OF SEPTEMBER, 2001.

PRINCETON VIDEO IMAGE, INC.            CABLEVISION SYSTEMS CORPORATION


By:    /s/ Dennis P. Wilkinson         By:    /s/ Andrew B. Rosengard
Name:  Dennis P. Wilkinson             Name:  Andrew B. Rosengard
Title: President & CEO                 Title: Executive Vice President - Finance